Exhibit 19.1
Insider Trading in Securities
Purpose
This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of the Company and the handling of confidential information about the Company and the companies with which the Company does business. The Board has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

Company-Wide Policy Provision

Persons Subject to the Policy

This Policy applies to all officers of the Company, all members of the Board and all employees of the Company, as well as their respective Family Members (as defined herein). The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information (together with directors, officers, employees and Family Members, the “Covered Persons”).

Portions of this Policy only apply to executive officers and directors of the Company and certain other employees designated by the Compliance Officer as subject to certain restrictions.

Transactions Subject to the Policy

This Policy applies to transactions in the Company’s securities, including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company securities (collectively referred to in this Policy as “Company Securities”).

Transactions under this Policy include any acquisition or disposition of an interest in or concerning Company Securities, including any purchase, sale, or pledge of Company Securities.

Administration of the Policy

The Chief Legal Officer shall serve as the “Compliance Officer” for the purposes of this Policy, and the Compliance Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

Individual Responsibility

Covered Persons have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material, nonpublic information. Each individual is responsible for making sure that they comply with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material, non-public information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Any Covered Person could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

Statement of Policy

It is the policy of the Company that no Covered Person who is aware of material, nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:

Exhibit 19.1
•Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans;”

•Recommend the purchase or sale of any Company Securities;

•Disclose material, nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

•Assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no Covered Person of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material, nonpublic information about a company with which the Company does business, including a customer or vendor of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not expected from this Policy. State and federal securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. Nothing in this Policy prohibits any person from reporting potential violations of law to relevant government authorities.

Definition of Material Nonpublic Information

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•Projections of future earnings or losses, or other earnings guidance;
•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•A pending or proposed material merger, acquisition or tender offer;
•A pending or proposed acquisition or disposition of a significant asset;
•A pending or proposed joint venture;
•A Company restructuring;
•Significant related party transactions;
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•Bank borrowings or other financing transactions out of the ordinary course;
•The establishment of a repurchase program for Company Securities;
•A change in the Company’s pricing or cost structure;
•Major marketing changes;
•A change in executive leadership;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Development of a significant new product, process, or service;
•Pending or threatened significant litigation, or the resolution of such litigation;
•Impending bankruptcy or the existence of severe liquidity problems;
•The gain or loss of a significant vendor; and
•The imposition of a ban on trading in Company Securities or the securities of another company.

Exhibit 19.1
When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. To establish that the information has been disclosed to the public, the information must have been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services (such as AP, UPI, Reuters or Bloomberg), a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news website, public disclosure documents filed with the SEC that are available on the SEC’s website or disclosed on the Company’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after 24 hours after its public release. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material, nonpublic information.

Transactions by Family Members and Others

This Policy applies to family members who reside with any employee, officer or director of the Company (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in the employee’s household, and any family members who do not live in the employee’s household but whose transactions in Company Securities are directed by the employee or are subject to the employee’s influence or control, such as parents or children who consult with the employee before they trade in Company Securities (collectively referred to as “Family Members”). The employee is responsible for the transactions of Family Members. Therefore, the employee should make Family Members aware of the need to confer with the employee before they trade in Company Securities. The employee should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for the employee’s own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to the employee or the employee’s Family Members.

Transactions by Entities that Influenced or Controlled by Covered Persons

This Policy applies to any entities that the employee influences or controls, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the employee’s own account.

Transactions Under Company Plans

This Policy does not apply in the case of the following transactions, except as specifically noted:

Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans where a Covered Person holds Company stock after the exercise. This Policy does not apply to the exercise of a tax withholding right pursuant to which a Covered Person has elected in advance to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which a Covered Person elects in advance to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

401(k) Plan. This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan (the “401(k) Plan”) resulting from a periodic contribution of money to the plan pursuant to a payroll deduction election. This Policy does apply, however, to certain elections made under the 401(k) Plan, including: (a) an election to increase or decrease the percentage of a periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against a 401(k) Plan account if the loan will result in a liquidation of some or all of a

Exhibit 19.1
Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in the employee stock purchase plan resulting from a periodic contribution of money to the plan pursuant to the election made at the time of the employee’s enrollment in the plan. This Policy also does not apply to purchases of Company Securities resulting from lump-sum contributions to the plan, provided that the applicable Covered Person elected to participate by lump-sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to an election to participate in the plan for any enrollment period, and to sales of Company Securities purchased pursuant to the plan.

Transactions Not Involving a Purchase or Sale

Bona fide gifts of securities are not transactions subject to this Policy. Further, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

Special and Prohibited Transactions

The Company has determined there is a heightened legal risk or the appearance of improper or inappropriate conduct if a Covered Person engages in certain types of transactions. Therefore, it is the Company’s policy that Covered Persons may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

Short Sales (prohibited). Short sales of Company Securities (i.e., the sale of a security that the Covered Person does not own) may evidence an expectation on the part of the Covered Person that the securities will decline in value, and therefore have the potential to signal to the market that the Covered Person lacks confidence in the Company’s prospects. In addition, short sales may reduce a Covered Person’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

Publicly-Traded Options (prohibited). Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a Covered Person is trading based on material, nonpublic information and focus such Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

Standing and Limit Orders (discouraged). Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Covered Person is in possession of material, nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a Covered Person determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

Anti-Hedging Policy (discouraged). A hedging transaction is any transaction in Company securities that is designed to reduce potential downside or pre-sell upside. These transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as zero-cost collars and forward sale contracts, among others. Such hedging transactions may permit a Covered Person to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company strongly discourages Covered Persons from engaging in such transactions. Any Covered Person wishing to enter into such an arrangement must first submit the proposed transaction for approval to the Chief Legal Officer. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Chief Legal Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

Rule 10b5-1 Plans

Exhibit 19.1

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions.

Pre-Approval. All Covered Persons must obtain the written pre-approval of the Compliance Officer prior to (i) adopting any new plan or (ii) modifying, amending or terminating any existing plan. The Compliance Officer shall review and ensure each proposed plan (or modification, amendment or termination of an existing plan) submitted to the Compliance Officer complies with Rule 10b5-1.

Mandatory Cooling-Off Periods.

•Directors and Officers. New Rule 10b5-1 Plans submitted by a director or officer of the Company, and amendments or modifications to an existing plan, must provide for transactions to occur no earlier than the later of the date (the “Trade Commencement Date”) that is (x) ninety (90) days after the effective date of the new plan, or amendment or modification to an existing plan, and (y) two business days following the disclosure by the Company of its financial results in a Quarterly Report on Form 10-Q or Annual Report on Form 10-K for the fiscal quarter in which the plan was adopted, amended or modified, provided that the mandatory cooling-off period shall not exceed one hundred twenty (120) days after adoption of the new plan, or amendment or modification to an existing plan.

•All Other Persons. New Rule 10b5-1 Plans submitted by any Covered Person, other than directors and officers of the Company, and amendments or modifications to an existing plan by such persons, must provide for transactions to occur no earlier than thirty (30) days after the effective date of the new plan, or amendment or modification to an existing plan.

Good Faith Certification. All new plans, and any amendments or modifications of an existing plan, must be entered into in good faith by the trading person at a time when the trading person was not in possession of material, nonpublic information about the Company. All directors and officers seeking to establish a new plan, or amend or modify an existing plan, will be required to provide a written representation to the Company certifying that such director or officer (i) is not aware of material, nonpublic information about the Company or Company Securities, and (ii) is adopting the new plan, or modifying or amending an existing plan, in good faith and not as part of a plan or scheme to evade the prohibitions of this Policy or Rule 10b-5-1.

Discretionary Authority. All new plans, and any modifications or amendments to an existing plan, must give a third party the discretionary authority to execute purchases and sales under the plan, on behalf of but outside the control of the trading person, provided the third party does not possess any material nonpublic information about the Company. Alternatively, the plan must explicitly specify the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

Overlapping Plans. No Covered Person may maintain more than one active plan at the same time, without the pre-approval of the Compliance Officer. Multiple overlapping plans may be approved by the Compliance Officer in limited circumstances as permitted under Rule 10b5-1.

•A Covered Person may maintain two separate Rule 10b5-1 plans if trading under the later-commencing plan is not authorized to begin until after all trades under the earlier-commencing plan are completed or expire without execution; provided, however, that any early termination of the earlier-commencing plan will trigger a new cooling off period (as described above) before trades may begin under the later-commencing plan.

•This restriction on multiple overlapping plans will not apply to a plan adopted solely and exclusively for the purpose of selling Company Securities in the open market or through a broker to satisfy a person’s tax obligations through a “sell-to-cover” method in connection with the vesting of equity awards (“Sell-to-Cover Plans”). Sales under Sell-to-Cover Plans must be strictly limited to the number of securities needed to cover such person’s tax obligations and the award holder may not be permitted to exercise control over

Exhibit 19.1
the timing of such sales. This exemption does not apply to plans for sales incident to the exercise of option awards.

•Separate contracts with different broker-dealers to execute trades pursuant to a single Rule 10b5-1 trading plan may be treated as a single plan, in which case a modification, amendment or termination to any of the individual plans will be considered a modification, amendment or termination of all of the plans.

Single-Trade Plans. Only one “single-trade plan” may be utilized by a Covered Person in any twelve-month period. A single-trade plan is a Rule 10b5-1 trading plan for the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction. This restriction does not apply to Sell-to-Cover Plans.

Disclosure Requirements. All directors and officers seeking to establish a new plan, or amend or modify an existing plan, will be required to provide a written representation to the Company certifying that such director or officer (i) will deliver a copy of any such plan, including any amendments or modifications thereto, to the Compliance Officer and (ii) consents to the disclosure of the material terms of any such plan, including any amendments or modifications thereto, in the Company’s Exchange Act reports.

The Rule 10b5-1 Plan must also include “No Sale” periods surrounding the Company’s earnings releases. Additionally, the Rule 10b5-1 Plan may not be implemented during a Blackout Period (as defined below). No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If a Covered Person is in possession of material, nonpublic information when their service terminates, such Covered Person may not trade in Company Securities until that information has become public or the Covered Person has otherwise received authorization to trade from the Company.

Consequences of Violations

The purchase or sale of securities while aware of material, nonpublic information, or the disclosure of material, nonpublic information to others who then trade in the Company’s Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the U.S. Securities and Exchange Commission (the “SEC”), U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

Additional Procedures for Executive Officers, Directors and Members of the Restricted Group

The Company has established additional procedures to assist the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures above, are applicable only to the Company’s executive officers, directors and employees the Compliance Officer designates as having to comply with these additional procedures (the “Restricted Group”). The Compliance Officer may designate any employee as a member of the Restricted Group at any time if the Compliance Officer makes a determination that such employee is reasonably likely to be in contact with material non-public information of the Company. The Compliance Officer shall keep a list of any employee that is a part of the Restricted Group.

Quarterly Trading Restrictions

Exhibit 19.1
Executive Officers, directors and the Restricted Group, as well as their Family Members or Controlled Entities, may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during “Blackout Period,” which (i) begins before the start of trading for the first full calendar week before the end of each fiscal quarter and (ii) ends at the close of trading on the second trading day following the date of the public release of the Company’s earnings results for that quarter.

Under certain very limited circumstances, a person subject to this restriction may be permitted to trade during a Blackout Period, but only if the Compliance Officer concludes that the person does not in fact possess material nonpublic information. A person subject to this restriction wishing to trade during a Blackout Period must contact the Compliance Officer for approval at least two business days in advance of any proposed transaction involving Company Securities.

Event-Specific Trading Restriction Periods

From time to time, an event may occur that is material to the Company and is known by only a few directors, officers or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated a Covered Person as a person who should not trade due to an event-specific restriction, no Covered Person should trade while aware of material, nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

Exceptions

The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.

Additional Procedures for Officers and Directors

The Company has established additional procedures to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading, and to avoid the appearance of any impropriety. These additional procedures, as well as the restrictions listed above, are applicable only to officers and directors of the Company.

Anti-Pledging

Holding Company Securities in a margin account or pledging Company Securities as collateral for a loan is prohibited. This prohibition does not apply to any broker-assisted “cashless” exercise or settlement of awards granted under any Company equity incentive plan.

Pre-Clearance Procedures

Executive Officers, directors of the Company, and members of the Restricted Group, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for preclearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then they should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

Exhibit 19.1
When a request for pre-clearance is made, the requestor should carefully consider whether they may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether they has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

Company Assistance
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from a member of the Legal Department.